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Dated 19 April 2017 Rheinton GmbH as Shareholder and IntriCon Inc. as Investor and Soundperience GmbH as Company Investment Agreement (Beteiligungsvertrag) Pertaining to Soundperience GmbH

English Convenience Translation
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Investment Agreement
(the “Agreement”)

(1)	Rheinton GmbH, having its registered seat in Rüdesheim am Rhein, registered in the commercial register of the local court of Wiesbaden under no. HRB 20157, with registered business address at Ingelheimer Strasse 11, 65385 Rüdesheim am Rhein, Germany, (the “Shareholder” or “Rheinton”);

(2)	IntriCon Inc., a corporation formed under the laws of Minnesota, USA, registered in the state of Minnesota with the Secretary of State, with [registered] business address at 1260 Red Fox Road, Arden Hills, MN 55112, USA (the “Investor” or “IntriCon”); and

(3)	Soundperience GmbH, having its registered seat in Rüdesheim am Rhein, registered in the commercial register of the local court of Wiesbaden under no. HRB 26144, with registered business address at Ingelheimer Strasse 11, 65385 Rüdesheim am Rhein, Germany, (the “Company” or “Soundperience”; the Shareholder, the Investor and the Company each a “Party” and together the “Parties”)

agree as follows:

Reference Deed

In order to facilitate notarisation, the Parties have agreed on 18 April 2017 on a reference deed including annexes (the “Reference Deed”) to deed roll number 348/2017-B of the notary Rudolf Bezler with registered business address in Stuttgart-Bad Canstatt.

This Reference Deed is present in the original at todays’ notarisation. All Parties involved waive the reading out aloud and the addition of the Reference Deed at todays’ notarisation. The Reference Deed and annexes thereto are referred to.

The content of the Reference Deed is known to all Parties involved. Insofar as reference is made to the following Investment Agreement including annexes, the Parties involved are in agreement that this pertains to the annexes or appendices of the Reference Deed, unless otherwise explicitly referred to.

Preamble

(A)	The Parties desire to enter into this Agreement for the purposes, among others of (i) providing for the investment by IntriCon of certain amounts in the Company, (ii) providing for the creation of new shares in the Company and their acquisition by IntriCon, (iii) providing for development of certain software by the Company, (iv) assuring continuity in the management and ownership of the Company and (v) limiting the manner and terms by which shares in the Company may be transferred.

(B)	The Investor has advanced to the Company a EUR 400,000.00 loan (the “Step 1 Loan”). In lieu of full repayment of the Step 1 Loan, the Shareholder, the Investor

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and the Company have agreed that (i) the Shareholder will increase the nominal capital of the Company by an additional 5,001 shares, (ii) the Shareholder will be excluded from the subscription to the new shares, (iii) the Shareholder will permit the Investor to subscribe to, and acquire (übernehmen), such new shares, (iv) the Investor will pay the nominal value of the new shares of EUR 5,001.00 to the Company, (v) the Investor will pay a premium for such new shares in the amount of EUR 394,999.00 by offsetting this amount against repayment of an equal amount of the Step 1 Loan and (vi) the Company will repay to Investor the balance of the EUR 5,001.00 owed on the Step 1 Loan.

(C)	The Investor has agreed, and has already started, to advance to the Company an additional EUR 800,000.00 loan (the “Step 2 Loan”). In lieu of full repayment of the Step 2 Loan, the Shareholder, the Investor and the Company have agreed that (i) the Shareholder and the Investor as the then shareholders in the Company will further increase the nominal capital of the Company by an additional 19,019 shares, (ii) the Shareholder will be excluded from the subscription to the new shares, (iii) the Shareholder and the Investor will only permit the Investor to subscribe to, and acquire (übernehmen), such new shares, (iv) the Investor will pay the nominal value of the new shares of EUR 19,019.00 to the Company, (v) the Investor will pay a premium for such new shares in the amount of EUR 780,981.00 by offsetting this amount against repayment of an equal amount of the Step 2 Loan and (vi) the Company will repay to Investor the balance of the EUR 19,019.00 owed on the Step 2 Loan.

1.	Definitions

1.1	In this Agreement:

“Action” is defined in Clause 9.1.12.

“Affiliate” “means, with respect to a particular person or entity, any person or entity controlling, controlled by or under common control with that person or entity or its other Affiliates.

“Agreement” means this Investment Agreement.

“Budget” is defined in Clause 11.2.1.

“Business Opportunity” is defined Clause 13.

“Company” is defined at the beginning of this Agreement.

“Director” is defined in Clause 11.1.1.

“Encumbrance” means, with respect to any property or asset (including IP Rights), any pledges, charges, encumbrances (registered or unregistered), security interests, (statutory) liens, land charges or mortgages (Grundpfandrechte), public easements (Baulasten), other easements (Grunddienstbarkeiten), attachments (Pfändungen), hereditary building rights, options or other adverse rights or any right of any kind in respect of any property or asset (e.g. retention of title rights, rights for transfer of ownership in the relevant property or asset, rights to use the relevant property or asset, covenants not to sue and similar arrangements).

“Existing Shares” is defined in Clause 3.2.

“Financial Statements” is defined in Clause 9.1.14.

“Future Shareholder” is defined in Clause 11.1.

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“IntriCon” is defined at the beginning of this Agreement.

“Investor” is defined at the beginning of this Agreement.

“Laws” is defined in Clause 9.1.11.

“Non-Transferring Shareholder” is defined in Clause 12.2.1.

“Notice” is defined in Clause 12.2.1.

“Offered Shares” is defined in Clause 12.3.

“Other Business” is defined in Clause 13.

“Repayment Request” is defined in Clause 4.2.

“Representations and Warranties” is defined in Clause 9.1.

“Rheinton” is defined at the beginning of this Agreement.

“Shares” means collectively, the Existing Shares, and when issued, the Step 1 Shares and the Step 2 Shares.

“Shareholder” is defined at the beginning of this Agreement.

“Shareholder’s Best Knowledge” means that, on the date of this Agreement, the Shareholder or any of its Affiliates, or any of their respective representatives, including Mr Andreas Perscheid, had actual knowledge (positive Kenntnis) or lack of knowledge due to negligence.

“Software” is defined in Clause 4.1.

“Soundperience” is defined at the beginning of this Agreement.

“Step 1 Loan” is defined in the Preamble.

“Step 1 Shares” is defined in Clause 3.3.

“Step 2 Completion Date” is defined in Clause 4.2.

“Step 2 Loan” is defined in the Preamble.

“Step 2 Shares” is defined in Clause 3.3.

“Terms” is defined in Clause 12.2.1.

“Transfer” is defined in Clause 12.1.

“Transferring Shareholder” is defined in Clause 12.2.1.

1.2	Unless otherwise indicated, the definition of a term in the singular shall include the definition of such term in the plural and vice versa.

2.	Interpretation

2.1	The index and headings are for convenience only and shall be ignored in construing this Agreement.

2.2	Unless expressly otherwise provided in this Agreement, any reference to a Clause or a Schedule is a reference to a Clause or a Schedule of this Agreement.

2.3	Any reference to a defined document is a reference to that defined document as amended, restated, waived, varied, supplemented, novated, extended or changed in any other way from time to time.

2.4	The words “including”, “includes”, “in particular” or “such as” shall be deemed to be followed by the phrase “without limitation” and shall not be construed to express limitation in any way.

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3.	Subject Matter of this Agreement

3.1	The Company is a limited liability company (Gesellschaft mit beschränkter Haftung), incorporated under the laws of the Federal Republic of Germany, having its registered seat in Rüdesheim am Rhein, Germany, registered in the commercial register of the local court of Wiesbaden under no. HRB 26144, with registered business address at Ingelheimer Strasse 11, 65385 Rüdesheim am Rhein, Germany.

3.2	The share capital of the Company in the amount of EUR 25,000 is divided into 25,000 shares in the nominal amount of EUR 1 per share with the consecutive numbers 1 to 25,000 (together the “Existing Shares”). All Existing Shares are held by the Shareholder. The Shareholder is also listed as the holder of all Existing Shares in the last list of shareholders dated 20 December 2012 which is recorded in the commercial register.

3.3	Pursuant to the terms of this Agreement, the Shareholder intends to increase the nominal capital of the Company twice, and to create (i) in the context of the conclusion of this Agreement 5,001 new shares (the “Step 1 Shares”) , and (ii) together with the Investor, upon the Step 2 Completion Date, an additional 19,019 new shares (the “Step 2 Shares”) in the Company, and permit only the Investor to subscribe to, and acquire (übernehmen), these new shares.

3.4	The Company does not own any real property.

4.	Investment in Soundperience and Development of Software

4.1	Step 1 Investment

Prior to the date hereof, IntriCon has advanced to the Company the sum of EUR 400,000.00 as the Step 1 Loan, the receipt of which is hereby acknowledged by the Company and the Shareholder, for the purpose of developing certain self-fitting software that communicates and interoperates with IntriCon’s hearing aids, as further described in Schedule 4.1.(A) attached hereto (the “Software”). With regard to the Software, the Parties hereto have entered into and have executed a license agreement, corresponding, in form and content, to Schedule 4.1 (C) attached hereto. The Parties agree that work to be performed under Step 1 on Schedule 4.1.(A) has been completed and, as consideration, the Step 1 Shares shall be created and acquired (übernommen) by IntriCon (representing approximately 16.67% (post capital increase) of the Company’s nominal share capital) pursuant to Clause 5. Attached as Schedule 4.1 (B) hereto is the study conducted in the German market required under the Step 1 Investment described in this paragraph.

4.2	Step 2 Investment

IntriCon has agreed, and already started, to advance to the Company the sum of EUR 800,000.00 as the Step 2 Loan at the times and in the amounts as indicated on the Funding Schedule set forth under Step 2 on Schedule 4.1(A). The Company shall use its best efforts to continue to develop the Software, as further described under Step 2 on Schedule 4.1(A). Upon completion of the work identified under Step 2 on Schedule 4.1(A) (the “Step 2 Completion Date”), the Shareholder and the Investor shall create the Step 2 Shares (representing approximately 32.33% (post the second capital increase) of the Company’s nominal share capital) pursuant to Clause 6, bringing the total shares in the Company held by IntriCon to 24,020 shares (representing approximately 49% of the then nominal share capital

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of the Company). In the event that the work to be performed under Step 2 is not completed on a timely and – from IntriCon’s perspective – satisfactory basis as outlined in Schedule 4.1(A), upon written notice to the Company, IntriCon shall have the right to cease funding Step 2 and the Company shall repay, without undue delay (unverzüglich) the total investment then provided by IntriCon under Step 2 (the “Repayment Request”). Achievement of the timing under Step 2 is dependent on progress and documentation of the new hearing aid product line, which is the responsibility of IntriCon. The Company is not responsible for missing hearing aid documents, mistakes on hearing aid product developments and hearing aid hardware failures or missing features. The Company will request the needed materials to keep within the Step 2 timeline as described under Step 2 on Schedule 4.1(A) and IntriCon shall use its commercially reasonable efforts to deliver the materials as agreed between IntriCon and the Company. Neither the Company nor Rheinton is responsible for delays or failures of hearing aid hardware, software supplied by a third party, or IntriCon’s firmware.

5.	Step 1 Capital Increase

5.1	Immediately after the notarization of this Agreement, the Shareholder will adopt the resolution to increase the share capital of the Company as attached as Schedule 5.1(A), and the Shareholder and the Company shall cause the commercial register application attached as Schedule 5.1(B) to be filed without undue delay (unverzüglich).

5.2	The Shareholder, the Investor and the Company hereby agree that the Investor will be entitled to offset the claim for repayment of the Step 1 Loan in the amount of EUR 394,999.00 against the Investor’s future obligation to pay the premium in the same amount, as further described in more detail in Schedule 5.1 (A).

5.3	The Company hereby confirms to the Investor that the obligation to pay the premium described in more detail in Schedule 5.1 (A) will have been fulfilled upon the Investor declaring the offsetting against the repayment of the Step 1 Loan in the amount of EUR 394,999.00.

5.4	The Company shall pay to the Investor the amount of EUR 5,001.00 without undue delay (unverzüglich) representing the balance of the Step 1 Loan.

6.	Step 2 Capital Increase

6.1	As of the earlier of

(i)	the Step 2 Completion Date, or

(ii)	at the option of the Investor, the Repayment Request not having been fulfilled within 20 Business Days in Frankfurt am Main, Germany,

the Shareholder and the Investor will adopt the resolution to increase the share capital of the Company as attached as Schedule 6.1(A), and the Shareholder, the Investor and the Company shall cause the commercial register application attached as Schedule 6.1 (B) to be filed without undue delay (unverzüglich) thereafter.

6.2	The Shareholder, the Investor and the Company hereby agree that the Investor will be entitled to offset the claim for repayment of the Step 2 Loan in the amount advanced to the Company against the Investor’s future obligation to pay the premium in the same amount, as further described in more detail in Schedule 6.1 (A).

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6.3	The Company hereby confirms to the Investor that the obligation to pay the premium described in more detail in Schedule 6.1 (A) will have been fulfilled upon the Investor declaring the offsetting against the repayment of the Step 2 Loan in the amount advanced to the Company, up to a maximum amount of EUR 780,981.00.

6.4	Immediately after the capital increase and offsetting described in more detail in subparas. 6.2 and 6.3, the Company shall pay to the Investor the amount of EUR 19,019.00 without undue delay (unverzüglich) representing the balance of the Step 2 Loan.

7.	[Intentionally omitted]

8.	Amendment of Articles of Association

Immediately prior to the notarization of this Agreement, the Shareholder adopted a notarized resolution to amend the articles of association of the Company to reflect the amendment set out in Schedule 5.1(A) (AoA) and the managing director of the Company has signed an application to file the amended articles of association with the commercial register, which the acting notary will file in the context of the capital increase.

9.	Representations and Warranties

9.1	The Shareholder hereby represents and warrants to the Investor by way of an independent guarantee (selbstständiges Schuldversprechen) within the meaning of section 311 (1) German Civil Code (Bürgerliches Gesetzbuch) that the statements set forth in this Clause 9.1 (together the “Representations and Warranties”) are correct on the date of this Agreement and at the points in time at which the Investor will acquire (übernehmen) the Step 1 Shares and the Step 2 Shares, respectively.

9.1.1	The Company is a corporation duly established and validly existing as a limited liability company (Gesellschaft mit beschränkter Haftung) under the laws of the Federal Republic of Germany.

9.1.2	The information in Clause 3 is correct and complete. The Shares are fully paid in. The share capital of the Company has not been repaid or reimbursed to the shareholders. There are no obligations to make further contributions (Nachschusspflichten).

9.1.3	The Shareholder is the legal and economic owner of the Shares. The Shares are not subject to a trust relationship (Treuhandverhältnis).

9.1.4	The Shares are free and clear of any Encumbrances or other third party rights and have not been previously pledged or charged in favour of third parties. There are no options or rights which entitle any person to have any Shares in the Company issued or transferred.

9.1.5	The Shareholder is entitled to create the Step 1 Shares and the Step 2 Shares and when issued to Investor as contemplated by this Agreement, such shares shall be fully paid and free and clear of any Encumbrances or other third party rights.

9.1.6	All facts and circumstances concerning the Company which are capable of being registered in the commercial register have been registered therein. As of the date of this Agreement, the last list of shareholders

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dated 20 December 2012 recorded in the commercial register is correct and complete.

9.1.7	The Company is not party to any silent partnership agreements (stille Gesellschaften), any profit and loss transfer and/or control agreements (Ergebnisabführungs- und/oder Beherrschungsverträge), any enterprise agreements (Unternehmensverträge) within the meaning of sections 291, 292 German Stock Corporation Act (Aktiengesetz) or similar arrangements under which any third party would be entitled to a participation in the profit or revenue of the Company.

9.1.8	With regard to the Shareholder and the Company, no insolvency proceedings are pending and no filing for such proceedings has been made nor is such filing required. Neither the Shareholder nor the Company are imminently illiquid within the meaning of section 18 German Insolvency Code (Insolvenzordnung).

9.1.9	The place from which the Shareholder and the Company are actually administrated and where all material decisions are taken (tatsächlicher Verwaltungssitz) is located in the Federal Republic of Germany.

9.1.10	Each of Rheinton and the Company has full power and authority to enter into this Agreement and the documents to be delivered hereunder, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. This Agreement constitutes the legal, valid and binding obligation of each of Rheinton and the Company, enforceable against each of Rheinton and the Company in accordance with its terms.

9.1.11	The execution and performance by each of Rheinton and the Company of this Agreement and the documents to be delivered hereunder, and the consummation of the transactions contemplated hereby, do not and will not: (a) violate or conflict with the articles of association or other organizational documents of each of Rheinton and the Company; (b) violate or conflict with any judgment, order, decree, statute, law, ordinance, rule or regulation (collectively, “Laws”) applicable to Rheinton or the Company; (c) conflict with, or result in (with or without notice or lapse of time or both) any violation of, or default under, or give rise to a right of termination, acceleration or modification of any obligation or loss of any benefit under any contract or other instrument to which Rheinton or the Company is a party; or (d) result in the creation or imposition of any Encumbrances on the Step 1 Shares or the Step 2 Shares or the assets of the Company. No consent, approval, waiver, permit, license or authorization is required to be obtained by Rheinton or the Company from any person or entity (including any governmental authority) in connection with the execution and performance by them of this Agreement and the consummation of the transactions contemplated hereby.

9.1.12	There is no claim, action, suit, proceeding or governmental investigation (“Action”) of any nature pending or threatened against or by Rheinton or the Company.

9.1.13	Each of Rheinton and the Company has been and remains in compliance with all applicable Laws and there exists no condition or event relating to Rheinton or the Company which would give rise to a violation or default of any applicable Law. Each of Rheinton and the Company maintains in full

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force and effect all licenses, permits, certifications or other governmental authorizations necessary for their respective continued lawful operation, and no such licenses, permits, certifications or other governmental authorizations will be forfeited or affected by the transactions contemplated by this Agreement.

9.1.14	True, correct and complete copies of the unaudited balance sheet and statements of operations of the Company as of and for the years ended 2014 and 2015 and August 2016 year-to-date (collectively, the “Financial Statements”) are attached as Schedule 9.1.14 hereto. Except as set forth on the Financial Statements, the Company does not have any liabilities or obligations of any kind.

9.1.15	Attached hereto as Schedule ~~8~~ 5.1 (A) is a true and correct copy of the articles of association of the Company as amended by way of a shareholder’s resolution. Other than the articles of association of the Company, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Shares or management of the Company.

9.1.16	The Company owns and has valid title to the Software or holds full licenses for the sale, use, assignment and licensing of the Software. To the Shareholder’s Best Knowledge, the Software does not infringe, violate, dilute or misappropriate the intellectual property of any person or entity or contain any virus or other malware designed to damage, detrimentally interfere with or expropriate any systems, data, personal information or property of another. To the Shareholder’s Best Knowledge, none of the source, object or executable code housed in or delivered with the Software is subject to any open source agreement or other agreement which would restrict the Company’s or IntriCon’s rights to use, reproduce, or distribute the same.

9.1.17	No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of each of Rheinton and the Company.

9.2	The Representations and Warranties are given only within the scope of and subject to the limitations, rights and remedies set forth in Clause 10 which constitute an integral part of the Representations and Warranties.

9.3	The Representations and Warranties shall not constitute an agreement on a certain condition (Beschaffenheitsvereinbarung) within the meaning of section 434 German Civil Code or a guarantee of quality concerning a condition (Beschaffenheitsgarantie) within the meaning of section 443 German Civil Code, but a sui generis contractual liability regime (vertragliches Haftungsregime sui generis) to which sections 443, 444 German Civil Code shall not apply.

10.	Remedies

10.1	In the event that any of the Representations and Warranties is incorrect, the Shareholder shall, within four weeks of receipt of a corresponding request by the Investor, establish the situation that would exist had the relevant Representations and Warranties been correct (restitution in kind (Naturalrestitution)). If and to the extent that (i) the Shareholder fails to effect restitution in kind within such time

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period or (ii) restitution in kind is not possible, the Investor shall have the right to claim monetary damages from the Shareholder.

10.2	For the purposes of determining the liability of the Shareholder, sections 249 to 257 German Civil Code (Bürgerliches Gesetzbuch) shall apply.

10.3	The rights and remedies provided for in this Clause 10 shall be the exclusive rights and remedies of the Investor in respect of any incorrectness of the Representations and Warranties. Subject to the initial claims for specific performance and rights and remedies for a breach of obligations and covenants expressly set forth in this Agreement, all other rights and remedies of the Investor, irrespective of their nature, amount or legal basis, are excluded. This shall apply in particular to rights for breach of contractual or pre-contractual obligations, any rights to reduction of the purchase price, to withdrawal or to avoidance (Anfechtung) and any rights for frustration of agreement pursuant (section 313 German Civil Code).

10.4	All rights and claims of the Investor under or in connection with this Agreement shall become time-barred (verjähren) within 24 months of the notarization of this Agreement.

10.5	Nothing in this Agreement shall have the effect of limiting any liability of the Shareholder arising from misconduct (Vorsatz) or fraudulent misrepresentation (arglistige Täuschung).

11.	Management

11.1	Managing Directors

As from the date of this Agreement, each of IntriCon and Rheinton (each a “Future Shareholders” and collectively, the “Future Shareholders”) shall vote all Shares held by such Future Shareholder and shall take all other necessary or desirable actions within such Future Shareholder’s control (including attendance at meetings in person or by proxy for purposes of obtaining a quorum and execution of written consents in lieu of meetings), and the Future Shareholders shall cause the Company to take all necessary or desirable actions within its control (including calling special director and shareholder meetings), so that

11.1.1	The number of managing directors (each a “Director” and, collectively, the “Directors”) of the Company shall be one or, if IntriCon so requests two, or such other number as may be unanimously determined by the Future Shareholders from time to time; and

11.1.2	Each of the Shareholders shall have the right to designate one person to be elected to serve as a Director at all times. The initial designee of Rheinton is Andreas Perscheid; IntriCon does not wish to designate a Director at this time; and

11.1.3	No Director shall be authorised to represent the Company when entering into transactions with himself/herself, including as the representative of a third party (restrictions set forth in section 181 German Civil Code, Bürgerliches Gesetzbuch), unless the Future Shareholders have explicitly previously approved of this in writing.

11.1.4	The Company shall, and the Future Shareholders shall cause each Director designated by them (it being understood that Andreas Perscheid has been designated by the Shareholder) to, obtain each Future

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Shareholders’ written approval prior to entering into any transaction outside ordinary business that has not been provided for and approved by the Future Shareholders in the Budget, including but not limited to those items described in Section 11.2.

To the extent that any of the persons elected pursuant to the foregoing procedure cease to be a Director for any reason, the vacancy shall be filled by the election of a person designated by the Shareholder whose designee ceased to be a Director.

11.2	Actions Requiring the Consent of all of the Future Shareholders

Notwithstanding any provision of this Agreement to the contrary, the Company shall not take, and the Future Shareholders shall cause each Director designated by them not to take, any of the following actions, directly or indirectly, without the prior written consent of each Future Shareholder:

11.2.1	Incur or guarantee any indebtedness, other than as provided in a budget approved by the Future Shareholders (the “Budget”). The Budget will be prepared by the Managing Director on or before 30 October of each calendar year and will submit the Budget to the Future Shareholders. It is deemed adopted, if no Future Shareholder has objected on or before 31 December of the same calendar year. In case of doubt, the Future Shareholders decide by shareholder resolution, in an extraordinary shareholder meeting requiring the consent of all Future Shareholders.

11.2.2	Require the Future Shareholders to make any additional capital contribution to the Company;

11.2.3	Declare or pay any distributions or dividends to Future Shareholders;

11.2.4	Pledge any securities, Software or other material assets of the Company;

11.2.5	Issue or sell any additional shares in the Company, including the Shares, (in this case each Future Shareholder shall have a pre-emptive right to purchase its pro rata share of any additional shares);

11.2.6	Make any capital expenditure, other than as provided in the Budget;

11.2.7	Sell, dispose or license all or a substantial portion of the assets of the Company, including without limitation any of the Software, or merge with any other entity; the licensing of Software in the the ordinary course of business is permitted;

11.2.8	Acquire all or any material portion of the equity or assets of another company, whether by merger, acquisition, combination or otherwise;

11.2.9	Dissolve or liquidate the Company, or take any other similar action; or

11.2.10	Amend the Company’s articles of association.

12.	Restrictions on Transfer

12.1	General

No Future Shareholder shall sell, transfer, assign, pledge, grant a security interest in, or grant, cause or permit any Encumbrance on, or otherwise dispose of (whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) (a “Transfer”) any interest in its shares in the Company, including the Shares, other than with the unanimous written consent of the other

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Future Shareholder. For the avoidance of doubt, the sale of stocks of IntriCon or to IntriCon’s parent shall not be deemed a Transfer under this Agreement.

12.2	Transfer Requirements

In the event that any Future Shareholder desires to transfer shares in the Company, including the Shares, such Transfer shall not be effected until:

12.2.1	such Future Shareholder (the “Transferring Shareholder”) shall have notified the other Future Shareholder (the “Non-Transferring Shareholder”) in writing (the “Notice”) of the proposed disposition and shall have furnished the Non-Transferring Shareholder with a detailed statement of the circumstances surrounding the proposed Transfer, including any proposed terms of the Transfer, including Transfer price (collectively, the “Terms”), and the Non-Transferring Shareholder shall have (i) declined or failed to exercise its right of first refusal set forth in Clause 12.3 and (ii) consented (in its sole and absolute discretion) in writing to such proposed Transfer; and

12.2.2	the transferee has agreed in writing to be bound by the terms of this Agreement.

12.3	Right of First Refusal

Without limiting the generality of the preceding Section, the Non-Transferring Shareholder shall have the option to purchase all of the shares (“Offered Shares”) which is the subject of the proposed Transfer at the price and on the other terms and conditions contained in the Terms, and may exercise its option by giving written notice of exercise to the Transferring Shareholder within 45 days after the date of the Notice, and closing on such shares shall occur within 15 days thereafter via electronic transmission of documents.

12.4	Transfers in Violation of Agreement

Any Transfer or attempted Transfer of any shares in the Company, including the Shares, in violation of any provision of this Agreement shall be void, and the Shareholder, the Investor and the Company shall not cause to filed or permit to be filed any amended shareholders’ list with the commercial register and the Company shall not treat any purported transferee of such shares as the owner of such shares for any purpose.

13.	Other Business Activities

The Parties hereto, including the Company, expressly acknowledge and agree that: (i) each Future Shareholder and its Affiliates are permitted to have, and may presently or in the future have, investments or other business or strategic relationships, ventures, agreements or other arrangements with persons or entities other than the Company or any Company subsidiary that are engaged in the business of the Company or any Company subsidiary, or any other business, or that are or may be competitive with the Company or any Company subsidiary, (any such other investment or relationship, an “Other Business”), except that no party may enter into agreements with third parties with comparable content to the Signison Agreement which agreements directly compete with Signison (as defined below); (ii) no Future Shareholder or its Affiliates will be prohibited by virtue of such Shareholder’s investment in the Company from pursuing and engaging in any Other Business; (iii) no Future Shareholder or its Affiliates will be obligated to

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English Convenience Translation
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inform the Company or any other Future Shareholder of any opportunity, relationship or investment in any Other Business (a “Business Opportunity”) or to present any Business Opportunity to the Company, and the Company and each Future Shareholder hereby renounces any interest in any Business Opportunity and any expectancy that a Business Opportunity will be offered to it; (iv) nothing contained herein shall limit, prohibit or restrict any Director from serving on the board of directors or other governing body or committee of any Other Business; and (v) no Future Shareholder will acquire, be provided with an option or opportunity to acquire, or be entitled to any interest or participation in any Other Business or Business Opportunity as a result of the participation therein of any of a Future Shareholder or its Affiliates. The parties hereto expressly authorize and consent to the involvement of the any Future Shareholder and/or its Affiliates in any Other Business. The parties hereto expressly waive, to the fullest extent permitted by applicable Law, any rights to assert any claim that such involvement breaches any fiduciary or other duty or obligation owed to the Company or any Future Shareholder or to assert that such involvement constitutes a conflict of interest by such persons or entities with respect to the Company or any Future Shareholder. “Signison Agreement” means that certain agreement dated as of 6 October, 2016 between Soundperience, IntriCon GmbH (registered with the commercial register in Munich under HRB 76453) and IntriCon Corp. (registered in the State of Pennsylvania with the Secretary of State, with business address at 1260 Red Fox Road, Arden Hills, MN 55112, USA), and “Signison” means Signison GmbH.

14.	Costs and Expenses

The costs for the notarization of this Agreement shall be borne by the Investor. The costs for the capital increases described in this Agreement, including the cost of amending the Articles of Amendment and making any filings with the commercial register, shall be borne by the Investor. Any other costs and expenses shall be borne by the party to this Agreement commissioning or incurring the relevant costs and expenses.

15.	Notices and Communication

15.1	Any notice or other communication under this Agreement shall be in English or, if in any other language, accompanied by a translation into English.

15.2	All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by an internationally recognized overnight courier (receipt requested); or (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient. Such communications must be sent to the respective parties at the addresses indicated below (or at such other address for a party as shall be specified in a notice given in accordance with this Section). Any notice to the Company shall be given by providing notice to each of the Shareholders as set forth below.

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English Convenience Translation
– Original Agreement has been executed in German language –

If to IntriCon: with a copy to:

IntriCon

Attention: Scott Longval

1260 Red Fox Road

Arden Hills, MN 55112

USA

Facsimile: +1 651-636-8944

E-mail: Slongval@intricon.com

Blank Rome LLP

Attention: Francis E. Dehel

One Logan Square

Philadelphia PA 19103

USA

Facsimile: +1 215-832-5532

E-mail: dehel@blankrome.com

If to Rheinton:	Rheinton GmbH Attention: Geschäftsführung Ms Kerstin Perscheid Ingelheimer Strasse 11 65385 Rüdesheim am Rhein Germany Facsimile: +49 6722 500985 E-mail: kperscheid@rheinton.de
If to the Company:	Soundperience GmbH Attention: Geschäftsführung Mr. Andreas Perscheid Ingelheimer Strasse 11 65385 Rüdesheim am Rhein Germany Facsimile: +49 6722 710788 E-mail: andreas.perscheid@soundperience.com
with a copy to:	IntriCon Attention: Scott Longval 1260 Red Fox Road Arden Hills, MN 55112 USA Facsimile: +1 651-636-8944 E-mail: Slongval@intricon.com

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English Convenience Translation
– Original Agreement has been executed in German language –

16.	Miscellaneous

16.1	Governing law. This Agreement shall be governed by and construed in accordance with the laws of the Federal Republic of Germany and excluding any international conflict-of-law rules.

16.2	Venue. Exclusive place of jurisdiction for all disputes arising under or in connection with this Agreement is Frankfurt am Main, Germany.

16.3	Entire Agreement. This Agreement, including the Schedules thereto as well as a License Agreement among the parties, constitute the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. The Parties acknowledge and agree that this Agreement shall not affect or modify their joint venture agreement regarding Signison.

16.4	Assigns. No party to this Agreement is entitled to transfer its rights under this Agreement without the prior written consent of the other party to this Agreement, except that (a) if IntriCon shall merge or consolidate with or into, or sell or otherwise transfer all or substantially all of its assets to, another entity which assumes IntriCon’s obligations under this Agreement, IntriCon may assign its rights hereunder to that entity and (b) IntriCon may assign this Agreement to any entity which directly or indirectly owns all of the equity of IntriCon. Any attempted transfer or assignment in violation of this Section shall be void.

16.5	Severability. Should any individual provision of this Agreement be or become wholly or partially invalid or unrealisable, or should there prove to be an omission herein, this shall not affect the validity of the remaining provisions. In the place of the invalid or unrealisable provision or in order to fill the gap, the parties to this Agreement undertake to agree on an appropriate provision that, within the framework of what is legally permissible, comes closest to what the parties to this Agreement intended or would have intended in accordance with the purpose of this Agreement if they had considered the matter at the outset.

16.6	No Third-Party Beneficiaries. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever, under or by reason of this Agreement.

16.7	Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

16.8	Amendment and Modification; Waiver. This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each party hereto. No waiver by any party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the party so waiving. Except as otherwise set forth in this Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

16.9	Form requirement. The parties to this Agreement shall agree on any amendments, or adjustments to this Agreement pursuant to Clause 16.5, in each

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English Convenience Translation
– Original Agreement has been executed in German language –

case including this Clause 16.9, in writing unless notarization is required in which case such amendments or adjustments have to be notarized.

The above record was read aloud by the notary to the persons appearing, approved by them and signed by the persons appearing and the acting notary in their own hand as follows:

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